January 24, 2003
Shareholder and Media Contact: Ken Kenny, Las Vegas, NV (702) 876-7237
SWX-NYSE
For Immediate Release

SOUTHWEST GAS TO REDEEM STOCK RIGHTS

Las Vegas — The Board of Directors for Southwest Gas Corporation (the Company) has undertaken a review of the Company’s Amended and Restated Rights Agreement. After such review, the Board determined to redeem the rights to purchase Junior Participating Preference Stock of the Company as provided for in the Rights Agreement. One right is currently attached to each issued and outstanding share of the Company’s common stock. The redemption price of $0.01 per right will be payable in cash on March 3, 2003 to shareholders of record as of February 18, 2003, which date corresponds with the record date for the recently announced quarterly dividend. As a result of this redemption, the shareholders will no longer be able to exercise such rights and in the future, rights will no longer attach to issuances of the Company’s common stock.

Southwest Gas Corporation provides natural gas service to approximately 1.4 million customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

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This press release may contain statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, natural gas prices, the effects of regulation/deregulation, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, acquisitions, and competition.

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